EXHIBIT 10.2
SERVICES AGREEMENT
This SERVICES AGREEMENT (the “Agreement”) dated as of January 22, 2018 (the “Effective Date”) is made by and between WORLD ACCEPTANCE CORPORATION, a South Carolina corporation (“WRLD” or the “Company”) and JAMES H. WANSERSKI (“Wanserski”) and JS&R BUSINESS SERVICES, L.L.C. d/b/a Wanserski & Associates, a Georgia limited liability company (“W&A”).
RECITALS:
WHEREAS, the parties hereto desire to enter into this Agreement to set forth the basis on which Wanserski and W&A will perform management services for the Company, all as set forth more fully in this Agreement.
NOW, THEREFORE, in consideration of the premises and covenants set forth herein, and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:
1.Engagement. The Company hereby engages W&A and Wanserski, and W&A and Wanserski hereby accept such engagement, on the terms and conditions set forth in this Agreement. The Company is hereby obtaining from W&A the services of Wanserski as set forth below. All compensation for the services and actions of W&A and Wanserski under this Agreement will be paid to W&A. All services shall be provided by W&A and Wanserski in accordance with Section 33-8-420 of the South Carolina Code of Laws of 1976, as amended, and in accordance with all other applicable international and U.S. laws and regulations.
2.    Duties.
(a)    The provisions of this Section 2 shall be subject to the Company’s Articles of Incorporation, Bylaws (including without limitation the provision that the business and affairs of the Company shall be managed by its Board of Directors (the “Board”)) and all other applicable governing documents and policies (including without limitation committee charters and the Company’s Governance Policy, Code of Business Conduct and Ethics and Insider Trading Policy), as well as all applicable laws, regulations and requirements of Nasdaq Stock Market LLC and/or any other securities exchange on which the Company’s securities are listed or traded.
(b)    Wanserski shall be authorized to make decisions with respect to all aspects of the management and operation of the Company’s business, including without limitation organization and human resources, marketing and sales, logistics, finance and administration and such other areas as he may identify, in such manner as he deems necessary or appropriate in his reasonable judgment in a manner consistent with the business judgment rule and the provisions of applicable law. Wanserski shall not have any authority to make decisions with respect to hiring, appointing or terminating officers, executing transactions or otherwise committing the Company or its resources other than in the ordinary course of business unless approved in writing by the Board. For the avoidance of doubt, Wanserski shall not have any authority to make decisions with respect to employee compensation, equity grants or similar awards, or mergers or acquisitions unless approved in writing by the Board. All decisions of Wanserski shall be discussed to the extent Wanserski deems reasonably appropriate with the member or members of the Company’s management that Wanserski, in the exercise of reasonable judgment, determines to be appropriate prior to the implementation of such decisions and shall be implemented by the management of the Company (other than Wanserski), and any dispute between such management and Wanserski regarding the implementation of such decisions shall be resolved definitively by the Board.
(c)    Wanserski shall be obligated to furnish such hours of service at such locations as he deems necessary in his reasonable discretion to perform his duties hereunder. Consequently, it is hereby understood and agreed that Wanserski shall not be required to devote his full time to this engagement.
(d)    In undertaking to provide the services set forth herein, W&A and Wanserski do not guarantee or otherwise provide any assurances of success in building the Company’s operational and financial health and stability and the Company’s obligation to provide the compensation specified under Section 4 hereof shall not be conditioned upon any particular results being obtained hereunder.
(e)    In view of the Company’s present circumstances, the Company acknowledges that Wanserski may be required to make decisions with respect to extraordinary measures quickly and that the depth and scope of analysis of the information on which such decisions will be based may be limited in some respects due to the availability of information, time constraints and other factors. In addition to the right to rely on certain information, opinions, reports, or statements, including financial statements and other financial data, in the ordinary course of business as provided for in Section 33-8-420(b) of the South Carolina Code of Laws of 1976, as amended, Wanserski shall be entitled, in performing his duties hereunder, to rely on information disclosed or supplied to him by the Company’s management without further verification or warranty of accuracy or validity.
(f)    Wanserski shall keep the Board fully apprised of his findings, plans and activities.
3.    Term. The term of the engagement hereunder shall continue on a month to month basis until terminated by either party as of the end of any month upon written notice to the other party given at least ten days prior to the end of such month. In the event this Agreement is terminated by the Company prior to the expiration of the three-month period commencing on the Effective Date, the Company shall pay to W&A, in a single lump sum within ten (10) days after the effective date of termination of this Agreement, an amount equal to (a) the sum of $120,000, less (b) the aggregate amount previously paid to W&A pursuant to Section 4(a) as of the effective date of termination.
4.    Compensation. Compensation hereunder shall consist of the following:
(a)    Monthly Fee: The Company shall pay a monthly fee of $40,000 to W&A, payable on a pro-rated basis in immediately available funds upon execution of this Agreement, and on the tenth (10th) day of each month thereafter throughout the term hereof (subject to adjustment as provided below).
(b)    Expenses: Reimbursement of Wanserski’s reasonable out-of-pocket expenses including, but not limited to, costs of travel, temporary housing or lodging, legal counsel (including legal counsel retained to draft and enforce this Agreement), any applicable state sales or excise tax and other direct expenses.
The Company shall pay to W&A the compensation set forth in Sections 4(b) hereof based upon the submission of monthly invoices by W&A setting forth a detailed listing of the expenses sought to be reimbursed. Upon request W&A shall provide statements setting forth in reasonable detail the services provided hereunder. Payments of the amounts set forth in this Section 4 shall constitute full payment for the services provided under this Agreement.
5.    Confidentiality.

(a)    W&A and Wanserski agree to treat any information received from the Company or its representatives with utmost confidentiality and except as provided in this Agreement, shall not publish, distribute or disclose in any manner any information developed by or received from the Company or its representatives (or materials based on or created with reference to such information) without the Company’s prior written approval (to be given or withheld in its sole discretion). All such information shall be used only for the benefit of the Company in providing the services hereunder, and shall not be used by W&A or Wanserski for any other purpose. The Company’s approval for disclosure is not needed to the extent the information sought is required to be disclosed by an order binding on W&A or Wanserski, issued by a court having competent jurisdiction over any of them, and such information is disclosed only pursuant to the terms of such order, or such information is otherwise publicly available other than through disclosure in breach of a confidentiality obligation under this Agreement by them with respect thereto; provided, where practical, advance written notice is provided to WRLD in sufficient time to permit WRLD to seek a protective order.
(b)    Notwithstanding anything in this Agreement to the contrary, (i) nothing in this Agreement or any other agreement with WRLD prohibits Wanserski from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress and any agency Inspector General (the “Government Agencies”), or communicating with Government Agencies or otherwise participating in any investigation or proceedings that may be conducted by Government Agencies, including providing documents or other information; (ii) Wanserski does not need the prior authorization of the Company to take any action described in (i), and Wanserski is not required to notify the Company that he has taken any action described in (i); and (iii) this Agreement does not limit Wanserski’s right to receive an award for providing information relating to a possible securities law violation to the Securities and Exchange Commission. Further, Wanserski shall not be held criminally or civilly liable under any federal, state or local trade secret law for the disclosure of a trade secret that (x) is made both (A) in confidence to a federal, state or local official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation or law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, if Wanserski files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Wanserski may disclose a Company trade secret to his attorney and use such trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

(c)    For purposes of this Agreement, including without limitation Sections 5 and 6, the term “trade secret” shall have the meaning ascribed to such term in the South Carolina Trade Secrets Act.

6.    Inventions. Each of W&A and Wanserski agrees that all right, title and interest in and to any information, trade secrets, inventions, discoveries, developments, derivative works, improvements, research materials and products made or conceived by either of them alone or with others during the course of performing services hereunder to the Company shall belong exclusively to the Company. Each of W&A and Wanserski hereby irrevocably waives in favor of the Company any and all copyright and moral rights, and irrevocably assigns to the Company any and all legal rights, that either of them may have in respect of any such materials. Each of W&A and Wanserski agrees to execute any assignments and/or acknowledgements or other documents or instruments in furtherance of the foregoing as may be requested by the Company from time to time, at the expense of the Company, without any further remuneration.
7.    Representations and Warranties.
As an inducement to W&A and Wanserski to enter into this Agreement, the Company represents and warrants to W&A and Wanserski as follows:

(a)    The Company is a corporation duly organized and validly existing under the laws of the jurisdiction in which it was organized and has all requisite corporate power to enter into this Agreement.
(b)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein nor compliance by the Company with any of the provisions hereof will: (i) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to it or (ii) require the consent, approval, permission or other authorization of, or qualification or filing with or notice to, any court, arbitrator or other tribunal or any governmental, administrative, regulatory or self-regulatory agency or any other third party.
(c)    WRLD represents to W&A and Wanserski that its Board has duly adopted resolutions relating to the authorization of this Agreement and appointing Wanserski as the Chief Executive Officer of WRLD effective upon the effectiveness of this Agreement.
8.    Indemnification.
(a)    The Company shall indemnify and hold harmless W&A and Wanserski (together, the “W&A Indemnitees”), to the fullest extent permitted by South Carolina law, as the same exists or may hereafter be amended, from and against any and all losses, claims, damages, liabilities, penalties, judgments, awards, costs, fees, expenses and disbursements, including without limitation the reasonable costs, fees, expenses and disbursements, as and when incurred, from the first dollar, of investigating, preparing or defending any action, suit, proceeding or investigation (whether or not in connection with proceedings or litigation in which any W&A Indemnitee is a party) (any such amount being hereinafter sometimes referred to as an “Indemnifiable Loss”), directly or indirectly caused by, relating to, based upon, arising out of or in connection with this engagement by the Company or the performance by Wanserski of any services rendered pursuant to such engagement. The W&A Indemnitees shall provide WRLD with prompt notice of any claim under this paragraph. The parties acknowledge and agree that the advancement of reasonable costs, fees, expenses and disbursements to or on behalf of the W&A Indemnitees, and the repayment of any such advancements by the W&A Indemnitees to the Company, shall be in accordance with the Company’s Articles of Incorporation and Bylaws and in accordance with the applicable provisions of the South Carolina Business Corporation Act of 1988, as amended. The parties further acknowledge and agree that WRLD and the W&A Indemnitees shall jointly control any settlement on any action for which any W&A Indemnitee seeks indemnity; provided, however, that WRLD shall be entitled on its own to effect the settlement of any pending or threatened proceeding so long as such settlement (i) includes an unconditional release of the W&A Indemnitees, in form and substance reasonably satisfactory to the W&A Indemnitees, from all liability on claims that are the subject matter of such proceeding and (ii) does not include any statement as to or any admission of fault, culpability or failure to act by or on behalf of the W&A Indemnitees.
(b)    If Wanserski is required to testify, prepare for and/or appear at a deposition or produce documents at any time after the expiration or termination of this Agreement at any administrative or judicial proceeding relating to any services provided by Wanserski and hereunder, then W&A shall be entitled to be compensated by the Company for Wanserski’ s associated time charges at an hourly rate of $400.00 per hour and to be reimbursed for reasonable out-of-pocket expenses, including reasonable counsel fees, unless Wanserski is found directly liable for gross negligence or willful misconduct.
(c)    The Company has furnished or provided access to certain of its insurance policies (collectively, the “Policies” or individually referred to as a “Policy”) issued to the Company by various insurers (collectively, the “Insurer”). The Company represents that, to the best of the Company’s knowledge, the Policies are in full force and effect and that no event has occurred that constitutes or, with the passage of time or giving of notice would constitute, an event of default thereunder or that would otherwise give the Insurer any right to cancel such Policies. Promptly, the Company shall notify the Insurer of the election of Wanserski as the Chief Executive Officer of the Company. The Company shall cause its insurance broker to send copies of all documentation and other communications regarding the Policies, including without limitation any renewal or cancellation thereof, to the attention of W&A, in the manner set forth herein, and Wanserski shall have all indemnities available to the officers of the Company pursuant to the Company’s Articles of Incorporation, Bylaws and South Carolina law. Upon any cancellation or nonrenewal of any Policies by any Insurer, as long as the same can be done at a commercially reasonable cost, the Company shall exercise its rights under the applicable clause of the relevant Policy to extend the claim period for a one-year “discovery period” and shall exercise such rights and pay the premium required thereunder within the 30-day period specified therein. The Company shall use commercially reasonable efforts, in connection with the next renewal of each Policy, to negotiate to obtain an option to extend the discovery period set forth in such Policies from one to three years, as long as the same can be obtained at a commercially reasonable cost.
9.    Limitations on Liability. The Company agrees that Wanserski will not be liable to the Company for any claims, liabilities, or expenses relating to this engagement in excess of the fees paid by them to W&A pursuant to this Agreement, unless there is a final non-appealable order of a Court of competent jurisdiction finding Wanserski directly liable for gross negligence or willful misconduct. Wanserski will not be liable for consequential, special, indirect, incidental, punitive or exemplary loss, damages or expenses relating to this engagement except in connection with a breach of any obligation under Section 5 hereof. The limitation on liability and indemnification contained in this Agreement shall survive the completion or termination of this Agreement.
10.    Independent Contractor / Benefits; Taxes. The parties intend that W&A and Wanserski shall render services hereunder as an independent contractor, and nothing herein shall be construed to be inconsistent with this relationship or status. W&A and Wanserski (a) shall not be entitled to any benefits paid by the Company to its employees; and (b) shall be solely responsible for any tax consequences applicable to W&A or Wanserski by reason of this Agreement and the relationship established hereunder. The Company shall not be responsible for the payment of any federal, state or local taxes or contributions imposed under any employment insurance, social security, income tax or other tax law or regulation with respect to the performance of management services hereunder. Notwithstanding anything in this Agreement to the contrary, the Company shall be entitled to effect any withholding from any amount payable by it pursuant to this Agreement to the extent required by law.
11.    Arbitration. Any and all disputes, disagreements, controversies or claims arising out of or relating to this Agreement (each a “Dispute”) shall be resolved exclusively by mandatory binding arbitration, which shall be conducted in Greenville, South Carolina and administered by the American Arbitration Association under its Commercial Arbitration Rules, except to the extent that such rules are inconsistent with the provisions set forth herein. The parties agree that the American Arbitration Association’s Optional Rules for Emergency Measures of Protection shall apply to the proceedings. The rules of the American Arbitration Association shall govern selection of the arbitrator(s); provided, however, that any Dispute in excess of $250,000.00 shall be heard and determined by a panel of three (3) arbitrators upon the request of any party. The award rendered by the arbitrator(s) shall be final, binding and non-appealable, and any judgment on the award may be entered and/or enforceable in any court of competent jurisdiction. The Federal Arbitration Act, 9 U.S.C. Secs. 1-16, and not state law, shall govern the arbitrability of all Disputes. The arbitrator(s) shall establish the rules for proceeding with the arbitration of the Dispute, which shall be binding upon all parties to the arbitration proceeding. The arbitrator(s) shall allow such discovery as is appropriate to the purposes of arbitration in accomplishing a fair, speedy and cost-effective resolution of the Dispute.

The arbitrators may enter a default decision against any party who fails to participate in the arbitration proceedings. The arbitrator(s) is hereby authorized to award to the prevailing party the costs (including reasonable attorneys’ fees and expenses) of any such arbitration. All documents, discovery and other information related to any Dispute, and the attempts to resolve, mediate or arbitrate such Dispute, shall be kept confidential. Except as required by law, the parties waive all rights to seek remedies in any court and the right to a jury trial.
12.    Survival of Agreement. Except as provided in this Agreement, the obligations set forth under the above captioned Confidentiality, Inventions, Indemnification, Limitation on Liability, Compensation and Dispute Resolution sections shall survive the expiration, termination, or supersession of this Agreement.
13.    Conflicts. Neither W&A nor Wanserski has any financial interest or business connection with the Company. Further, W&A and Wanserski represent and warrant that they have no conflicts in connection with this engagement. W&A and Wanserski may have confidential or proprietary information from prior employers and/or entities for which they have provided services in the past that should not be used or disclosed to anyone at the Company. The Company requests that W&A and Wanserski comply with any existing and/or continuing contractual obligations that they may have with former employers and/or recipients of services. By signing this Agreement, W&A and Wanserski represent and warrant that their provision of services to the Company shall not breach any agreement either of them has with any third party.
14.    Amendments. Any amendment to this Agreement shall be made in writing and signed by the parties hereto.
15.    Enforceability. If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted or as if such provision had not been originally incorporated herein, as the case may be.
16.    Construction. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of South Carolina.
17.    Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by certified mail, postage prepaid or by an overnight delivery service, charges prepaid; addressed to such party at the address set forth on the signature page hereto or such other address as may hereafter be designated in writing by the addressee to the addressor. In the case of a notice, request, consent or other communication directed to the Company, a copy of such communication (which shall not constitute notice) shall be provided to the Company’s legal counsel: Jamile J. Francis III, Womble Bond Dickinson (US) LLP, 550 South Main Street, Ste. 400, Greenville, SC 29601. In the case of a notice, request, consent or other communication directed to W&A and Wanserski, a copy of such communication (which shall not constitute notice) shall be provided to their legal counsel: Tony G. Powers, 935 Manchester Pl., Atlanta, GA 30328. Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

18.    Waivers. No claim or right arising out of a breach or default under this Agreement shall be discharged in whole or in part by a waiver of that claim or right unless the waiver is supported by consideration and is in writing and executed by the aggrieved party hereto or his or its duly authorized agent. A waiver by any party hereto of a breach or default by the other party hereto of any provision of this Agreement shall not be deemed a waiver of future compliance therewith, and such provisions shall remain in full force and effect.
19.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument.
20.    Entire Agreement. This Agreement and the other documents delivered pursuant hereto, if any, constitute the full and entire understanding and agreement among the parties hereto with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.
[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

WORLD ACCEPTANCE CORPORATION
a South Carolina corporation
By:	/s/ Charles D. Way
Charles D. Way, Board Member

ADDRESS:
108 Frederick Street
Greenville, SC 29607

JS&R BUSINESS SERVICES, L.L.C.
d/b/a Wanserski & Associates,
a Georgia limited liability company
By:	/s/ James H. Wanserski
James H. Wanserski, Authorized Signatory

ADDRESS:
c/o 22 Cantey Place, NW
Atlanta, GA 30327

By:	/s/ James H. Wanserski
James H. Wanserski, Individual

ADDRESS:
c/o 22 Cantey Place, NW
Atlanta, GA 30327